EXHIBIT 10.7

EXECUTION COPY

January 27, 2012

Sheryl Sandberg

Facebook, Inc.

1601 Willow Road

Menlo Park, CA 94025

Re:	EMPLOYMENT AGREEMENT

Dear Sheryl:

This letter agreement amends and restates that certain offer letter entered into between you and Facebook, Inc. (the “Company”) on February 20, 2008. You began your employment with the Company on March 24, 2008 (your “Start Date”). Your continued employment by the Company shall be governed by the following terms and conditions (this “Agreement”).

1. Duties and Scope of Employment.

(a) Position. For the term of your employment (your “Employment”), the Company agrees to employ you in the position of Chief Operating Officer (“COO”). You will report to Mark Zuckerberg and you will be working out of the Company’s office in Menlo Park. You will be responsible for managing sales, business development, marketing, communications and policy, human resources, and user operations. You understand and agree that the Company is a rapidly growing and changing organization and the precise nature of the work you do for the Company as COO may be adjusted from time to time but, in any event, your duties and responsibilities always will be at least commensurate with those duties and responsibilities normally associated with and appropriate for someone in the position of COO.

(b) Obligations to the Company. While you render services to the Company, (1) you may deliver lectures, fulfill speaking engagements and teach at educational institutions provided that such activities do not materially interfere with the performance of your duties to the Company, and (2) you agree that you will not engage in any other employment, consulting, or other business activity except as authorized by the Conflicts Committee or other written consent of the Company. The Company has reviewed the activities that you are conducting at the time of this Agreement and agrees that they, and any substitute activities that are similar in nature and scope, will not significantly interfere with your performance of the responsibilities of your Employment under this Agreement. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company. As an employee, you will also be expected to comply with the Company’s policies and procedures.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are materially inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer, other than confidential information that has become generally known to the public or within the relevant trade industry.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay you as compensation for your services a base salary at a gross annual rate of $300,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures.

(b) Bonus. You are eligible to receive a semi-annual discretionary bonus of up to a target of 45 % of your Base Eligible Earnings as defined in the Company’s bonus plan. Based on your performance, you can over-achieve your bonus target pursuant to the Company’s bonus plan.

(c) Restricted Stock Units. The Company has granted you certain restricted stock units (“RSUs”) under its 2005 Stock Plan (the “Plan”), pursuant to that Notice of RSU Award (Grant Number RS000300) dated August 1, 2008 (your “RSU Award”).

3. Vacation/PTO, Employee Benefits and other Incentive Compensation. During your Employment you shall be eligible to accrue paid vacation / paid time off in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time, and at the rate equal to other similarly situated executives. During your Employment, you shall be eligible to participate in the employee benefit and incentive compensation plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Termination.

(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without Cause (as defined below). Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Except as expressly provided in Sections 6 and 9(b), (c) and (d), upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

6. Termination Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, subsections (b) and (c) below shall not apply unless and until (i) you have executed a full and complete general release of all claims substantially in the form attached hereto as Exhibit A within twenty-one (21) days of your termination (and you do not revoke such general release in accordance with its terms) and (ii) you have returned all Company property (other than property of inconsequential value, but the parties agree that among other things, any property capable of containing the Company’s confidential trade secret or proprietary information is material and must be returned) within twenty-one (21) days of your termination.

(b) Vesting Acceleration. If the Company terminates your Employment for any reason other than Cause, death or Disability, then you shall be eligible to vest in the number of RSUs you would have vested in had your Continuous Service Status (as defined in the Plan) continued for the first half of the months remaining between the date of your termination and the fifth (5th) anniversary of your Start Date. If the Company terminates your Employment as a result of your death or Disability, you will be eligible to vest in the number of additional shares you would have vested in had your Continuous Service Status continued for an additional twelve (12) months from your death or Disability. Any RSUs that are eligible to vest pursuant to this Section 6(b) shall vest upon the later of the date the release of claims described in Section 6(a) becomes effective and the Initial Vesting Event (as defined in your RSU Award). Any RSUs that vest pursuant to this Section 6(b) shall be settled within (30) days following the date of vesting but in no event later than March 15 of the calendar year following the calendar year in which the later of the Initial Vesting Event or your termination of Employment occurs. Any vesting acceleration related to termination of your Employment in connection with a Change of Control will be governed by Section 6(c) of this Agreement and will not result in the vesting acceleration provided for in this subsection.

(c) Change of Control Vesting Acceleration. If you are Involuntarily Terminated by the Company, other than as a result of your death or Disability and within one (1) month prior to or within six (6) months following a Change of Control (as defined in the Plan), then you shall be eligible to receive accelerated vesting of the RSUs so that you will become vested in 100% of the RSUs. Any RSUs that vest pursuant to this Section 6(c) shall vest upon the later of the date the release of claims specified in subsection (a) becomes effective and the Initial Vesting Event. Any RSUs that are eligible to vest pursuant to this Section 6(c) shall be settled within thirty (30) days following the date of vesting but in no event later than March 15 of the calendar year following the calendar year in which the later of the Initial Vesting Event and your Involuntary Termination occurs. Notwithstanding any provision of this Agreement to the contrary, if you sign and do not revoke the release mentioned herein and thereafter file a lawsuit claiming you are entitled to additional RSUs or additional shares of the Company’s common stock, the Company, at its option, may unilaterally cancel any shares of the Company’s common stock that you obtained in connection with the vesting acceleration provided for in this Section 6(c).

Notwithstanding the foregoing, if in connection with a Change of Control, the RSUs are not assumed or substituted for an equivalent award (within the meaning of Section 15(c) of the Plan), then you shall be eligible to receive accelerated vesting of the RSUs effective immediately prior to the Change of Control in accordance with the preceding paragraph. Any such RSUs shall be settled within thirty (30) days following the date of the Change of Control but in no event later than March 15 of the calendar year following the calendar year in which the Change of Control occurs.

(d) Definition of “Cause”. For all purposes under this Agreement, “Cause” shall mean a determination by the CEO that any of the following have occurred:

(i) you committed an act of material dishonesty in connection with your responsibilities as an employee;

(ii) you failed to comply with the material terms of any written Company policy or rule as they may be in effect from time to time during your employment and such failure is materially and demonstrably injurious to the Company;

(iii) you breached any material term of this Agreement, of the Confidential Information and Invention Assignment Agreement between you and the Company, or any of other written agreement between you and the Company and such breach is materially and demonstrably injurious to the Company;

(iv) you were convicted of, or entered a plea of guilty or nolo contendere to, a felony or crime of moral turpitude; or

(v) you engaged in gross misconduct or gross neglect of your duties and such misconduct or neglect is materially and demonstrably injurious to the Company.

The cessation of your Employment shall not be deemed to be for Cause unless and until you are sent a written notice of the ground for the termination for “Cause” by the CEO finding that, in the good faith opinion of the CEO, you are guilty of the conduct described above, and specifying the particulars thereof in detail. If the CEO does not deliver to you a notice of termination within ninety (90) days after the later of the date the CEO has knowledge that an event constituting Cause has occurred and, where applicable, the date the CEO has knowledge of the materiality of the injury to the Company, the event will no longer constitute Cause. You will have fifteen (15) days to cure from the date the notice is received by you.

(e) Definition of “Involuntary Termination”. For purposes of this Agreement, “Involuntary Termination” shall mean the termination of your Employment with the Company by reason of:

(i) Your involuntary dismissal or discharge by the Company, or by any acquiring or successor entity (or parent or any subsidiary thereof employing you) for reasons other than Cause, or

(ii) Your voluntary resignation after the occurrence of one of the following conditions without your prior written consent: (A) a material diminution in your base salary; (B) a material change in geographic location at which you must perform services (a change in location of your office will be considered material only if it increases your current one-way commute by more than fifty (50) miles); (C) any material failure of the successors to the Company after a Change of Control to perform or cause the Company to perform the obligations of the Company under this Agreement; (D) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement; or (E) any other material adverse change in your duties, authorities or responsibilities as specified in Section l(a), above, in each case, only if you provide notice to the Company of the existence of the applicable condition described in Section 6(e)(ii) within 90 days of the initial existence of the condition, the Company fails to remedy the condition within 30 days thereafter, and within the 30 day period immediately following such failure to remedy, you elect to terminate your Employment. The parties intend that this trigger qualify as an involuntary separation from service trigger under Treasury Regulation Section 1.409A-l(n)(2).

(f) Definition of “Disability”. For all purposes under this Agreement, “Disability” shall mean your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment.

7. Confidentiality Agreement. You hereby reaffirm your obligations under the Confidential Information and Invention Assignment Agreement between you and the Company, dated February 20, 2008, a copy of which is attached hereto as Exhibit B (the “Confidentiality Agreement”).

8. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. Any such successor will within a reasonable period of becoming the successor assume in writing and be bound by all of the Company’s obligations under this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.

(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Miscellaneous Provisions.

(a) Indemnification. The Company agrees that if you are made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action brought against you by the Company) by reason of the fact that you are or were an employee of the Company or are or were serving at the request of the Company, as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, you shall be indemnified by the Company to the fullest extent permitted by applicable law and the Company’s certificate of incorporation and by-laws, as the same exists or may hereafter be amended, against all reasonably and actually incurred legal expenses and related costs incurred or suffered by you in connection therewith provided that you cooperate with the Company in connection with such actual or threatened action, suit, proceeding or investigation, and such indemnification shall continue even if you have ceased to be an officer or are no longer employed by the Company and shall inure to the benefit of your heirs, executors and administrators. The Company shall provide you with directors’ and officers’ liability insurance at least as favorable as the insurance coverage provided to other senior executive officers and directors of the Company respecting liabilities, and reasonable legal fees and costs, charges and expenses incurred or sustained by you (or your legal representative or other successors) in connection with any such proceeding. Unless otherwise provided in an indemnification agreement with the Company, no indemnity shall be paid by the Company (i) if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law; (ii) if it is finally determined that, in connection with the above action, suit or proceeding, that your conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful; or (iii) if a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful. Unless otherwise provided in an indemnification agreement with the Company, you agree to reimburse the Company for all reasonable expenses paid by the Company in defending any civil or criminal action suit or proceeding against you in the event and only to the extent that it shall be ultimately determined that you are not entitled to be indemnified by the Company for such expenses under the provisions of applicable law, the Company’s bylaws, this Agreement or otherwise.

(b) Legal Fees. Following a Change of Control only, the Company shall pay the legal fees incurred by you to enforce the terms of this Agreement or to dispute the legality of your termination.

(c) Parachute Payments. If any payment or benefit you would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount and none of the parachute payments are non-qualified deferred compensation subject to Section 409A of the Code, then the reduction shall occur in the manner you elect in writing prior to the date of payment. If any parachute payment constitutes non-qualified deferred compensation subject to Section 409A or you fail to elect an order, then the reduction shall occur in the following order: first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as non-qualified deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of accelerated vesting of (i) equity-based compensation subject to Section 409A of the Code as non-qualified deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code with, in each case, the cancellation of accelerated vesting being applied first to vesting that is not subject to Treasury Regulation section 1.280G-1 Q/A 24(c) and subsequently to vesting that is subject to such section, . Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

(d) Compliance with Section 409A. You and the Company intend to structure and operate the payments and benefits described in this Agreement, and your other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. The Company and you intend that your RSUs and RSU Award have been structured to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. The Company agrees not to take any action (or omit to take any action that is required to be taken) in respect of the RSUs (or any other similar award) that is materially inconsistent with, contrary to or in material breach of the terms of the RSUs (or any similar award), other than as required by applicable law, that causes you to incur tax in respect of a violation of Section 409A of the Code with respect to such RSUs unless you request the action (or omission). For the avoidance of doubt, the Company agrees that any failure to follow the payment terms under the RSUs (or any other similar award granted to you) will be considered a material breach. If you or the Company believes, at any time, that any feature of your compensation or benefits (including your RSUs) does not comply with (or is not exempt from) Section 409A of the Code or that any action taken or contemplated to be taken (including any failure to take action) in regards to your compensation or benefits caused or might cause a violation of Section 409A of the Code, you or the Company will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits or alter the action or contemplated action in order that your payments or benefit arrangements comply with (or are exempt from) the requirements of Section 409A of the Code or in order to mitigate any additional taxes that may apply under Section 409A of the Code if compliance or exemption is not practicable. For the avoidance of doubt, the Company is not responsible for the payment of any taxes, including income and excise taxes, that you may incur under Section 409A of the Code, nor will the Company indemnify you for any such liability, unless the Company breaches a material term of this Agreement or of any compensatory program in which you participate and that breach is the cause of the 409A taxation/penalties. Notwithstanding the foregoing, the Company will indemnify you to the greatest extent that it has indemnified or agrees to indemnify any current or former employee who has incurred or incurs the additional taxes under Section 409A in connection with an RSU or similar type of award due to the same or similar circumstances.

(e) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(f) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement (including, for the avoidance of doubt, its Exhibits) and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

(h) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(i) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(j) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(k) Authority. The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Board, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(l) Counterparts. This Agreement may be executed in two or more counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

To indicate your acceptance of the mutual promises contained in this letter agreement, please sign and date this letter in the space provided below and return it to me.

Very truly yours,

FACEBOOK, INC.

By:	/s/ David Ebersman

(Signature)

Name:	David Ebersman

Title:	Chief Financial Officer

ACCEPTED AND AGREED:

SHERYL SANDBERG

/s/ Sheryl Sandberg
(Signature)

Date: January 27, 2012

Exhibit A:	Form of General Release

Exhibit B:	Confidential Information and Invention Assignment Agreement

EXHIBIT A

FORM OF GENERAL RELEASE

General Release of Claims

This General Release of Claims (this “Release”), dated as of                 , 20    , confirms the following understandings and agreements between Facebook, Inc., a Delaware corporation (the “Company”) and Sheryl Sandberg (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth in that certain employment agreement between you and the Company dated February 20, 2008[, as amended] (the “Employment Agreement”) as well as any promises set forth in this Release, you agree as follows:

(1) Opportunity for Review and Revocation. [to be included if employee is age 40 or older]. You have twenty-one (21) days to review and consider this Release. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying the General Counsel of the Company, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution. Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”). In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

(2) Employee Release and Waiver of Claims.

(a) Notwithstanding the provisions of section 1542 of the Civil Code of California, and in accordance with Section 2(c) and Section 7(a) of the Employment Agreement, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (“Company Releasees” defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all legally waivable actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, contracts, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all encompassing and to act as a full and total release of any legally waivable claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Release, including, but not limited to, any legally waivable claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; including any claims or causes of action you have or may have relating to discrimination under federal, state or locate statutes (whether before a court or an administrative agency) including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974 (excluding all claims for accrued, vested benefits under any employee benefit or pension plan of the Company subject to the terms and conditions of such plan and applicable law), the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, and the California Civil Code, all as amended from time to time; any contract, whether oral or written, express or implied; any tort; any claim for equity or other benefits; or any other statutory and/or common law claim.

(b) You acknowledge that your execution of this Agreement shall be effective as a bar to each and every claim specified in Sections 4(a) and 5 of this Agreement. Accordingly, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the California Civil Code and expressly consent that this Agreement shall be given full force and effect with respect to each and all of its express terms and provisions, including those related to unknown and/or unsuspected claims, if any, as well as those relating to any other claims specified in Sections 4(a) and 5 of this Agreement. Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You further represent that you understand and acknowledge the significance and consequence of such release as well as the specific waiver of Section 1542.

(c) This Release does not include any claim which, as a matter of law, cannot be released by private agreement. Nor does this Release prohibit or bar you from providing truthful testimony in any legal proceeding or from cooperating with, or making truthful disclosures to, any governmental agency. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, you agree to release and waive your right (if any) to any monetary damages or other recovery as to such claims, including any claims brought on your behalf, either individually or as part of a collective action, by any governmental agency or other third party.

(d) Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to (i) your rights or any other benefits expressly provided under the Employment Agreement including, but not limited to, those provided for in Sections 11(b), 11(c) and 11(d), (ii) any rights relating to the restricted stock units (the “RSUs”) granted to you pursuant to the Employment Agreement or otherwise or any rights relating to any other outstanding equity awards or (iii) any indemnification or similar rights you may have as a current or former officer or director of the Company, including, without limitation, any and all rights thereto referenced in the Employment Agreement, the Company’s bylaws, plan of reorganization or liquidation, other governance documents, or any rights with respect to the Company’s directors’ and officers’ insurance policies.

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(3) Company Release and Waiver of Claims. The Company covenants that, except for any claim that could be asserted by the Company or its shareholders against you (1) for fraud, breach of fiduciary duty, embezzlement, breach of trust, theft, violation of state or federal securities laws, conversion, misuse or unauthorized disclosure of the Company’s confidential, proprietary or trade secret information; (2) brought to enforce the terms and provisions of this Release or the Employment Agreement (including the Exhibits thereto); or (3) based upon a claim that conduct in which you engaged constituted grounds for termination of your employment for “Cause”, as defined in the Employment Agreement, it hereby waives any non-excluded claims and releases you from such non-excluded claims.

(4) No Suit. You represent that you have not filed any complaints or charges against the Company with any federal, state, or local administrative agency arising out of your employment with the Company on or prior to the Effective Date.

(5) Prior Agreement. You understand and agree that you have continuing obligations under the Confidential Information and Inventions Assignment Agreement between you and the Company dated as of February 20, 2008 (hereinafter, the “CIIAA”). A copy of the CIIAA is attached hereto as Exhibit A and incorporated herein by reference. You reaffirm your commitment under the CIIAA in this Release, and agree that, as part of this Release, you will comply fully with the terms of the CIIAA. You also confirm that you have not violated the CIIAA.

(6) Restricted Stock Units. The Company previously granted you RSUs under the Company’s 2005 Stock Plan (the “Stock Plan”). Pursuant to the Employment Agreement, as of the Effective Date you will be vested in [NUMBER] of the RSUs. All of your rights and obligations with respect to the RSUs are governed by the terms and conditions of the Restricted Stock Unit Agreement.

(7) Confidentiality. You agree that you will not disclose to others the fact or terms of this Release, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.

(8) Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

(9) Severability. If any provision of this Release, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Release are declared to be severable. Any waiver of any provision of this Release shall not constitute a waiver of any other provision of this Release unless expressly so indicated otherwise. The language of all parts of this Release shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(10) Governing Law. Any claims arising out of this Release (or any other claims arising out of the relationship between the parties) shall be governed by and construed in

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accordance with the laws of the state of California and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of California, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in a court of competent jurisdiction in Santa Clara County, California, and you hereby submit to the jurisdiction and venue of any such court.

(11) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

(12) This Agreement shall not be construed as an admission by you or the Company of any wrongful act, unlawful discrimination, or breach of contract.

IN WITNESS WHEREOF, the undersigned parties have executed this Release as of the date first written above.

By:	/s/ Mark Zuckerberg
Name: Mark Zuckerberg
Facebook, Inc.

By:	/s/ Sheryl Sandberg
Name: Sheryl Sandberg

I REPRESENT THAT I HAVE READ THE FOREGOING RELEASE, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH RELEASE AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME WITHOUT DURESS OR COERCION FROM ANY SOURCE. IN ENTERING INTO THIS RELEASE, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

By:	/s/ Sheryl Sandberg
Name: Sheryl Sandberg

4

EXHIBIT B

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

EXECUTION COPY

FACEBOOK, INC.

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

FOR EMPLOYEES

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Facebook, Inc., a Delaware corporation (“Facebook”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon or after the date of this Agreement, shall be referred to herein as the “Relationship.”

2. At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability, except as set forth in the employment agreement between me and the Company, dated February 20, 2008.

3. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business, which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. I acknowledge and agree that I have listed on Exhibit A all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee or consultant to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

(c) Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to Facebook, will hold in trust for the sole right and benefit of Facebook, and hereby assign to Facebook, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including all copies thereof) to Facebook at the time of termination of my Relationship with the Company as provided for in Section 5.

(d) Patent and Copyright Rights. I agree to assist Facebook, or its designee, at its expense, in every proper way to secure Facebook’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Facebook or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Facebook or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Facebook or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Facebook or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Facebook or its designee as above, then I hereby irrevocably designate and appoint Facebook and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Facebook or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Facebook or such designee.

(e) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Facebook do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

5. Company Property; Returning Company Documents. I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

6. Notification to Other Parties.

(a) Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b) Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7. Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, during my Relationship with the Company and at any time following termination of my Relationship with the Company for any reason, with or without cause, I shall not use any Confidential Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

8. Representations and Covenants.

(a) Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b) Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9. General Provisions.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e) Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f) Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g) ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:		EMPLOYEE:

FACEBOOK, INC.		, an Individual:

By:	/s/ Mark Zuckerberg

Name:	Mark Zuckerberg	/s/ Sheryl Sandberg
Signature
Title:	CEO

Date:	Feb. 20, 2008	Date:	2/20/08

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

     No inventions or improvements

     Additional Sheets Attached

Signature of Employee/Consultant:	/s/ Sheryl Sandberg

Print Name of Employee/Consultant:	Sheryl Sandberg

Date:	2/20/08

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Facebook, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twenty-four (24) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)